EXHIBIT 5.1

Stoel Rives LLP
Attorneys
Standard Insurance Center
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

May 10, 2001

Board of Directors
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, Oregon 97077

    We have acted as counsel for Tektronix, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering (i) $5,296,000 of general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms and conditions of the Company's Executive Deferred Compensation Plan, as effective May 27, 2001 (the "Executive Deferred Compensation Plan"), (ii) $1,324,000 of general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms and conditions of the Company's Executive Stock Deferral Plan, as effective May 27, 2001 (the "Executive Stock Deferral Plan") and (iii) 50,000 Common Shares, without par value, of the Company which may be purchased in the open market and delivered from time to time under the Executive Stock Deferral Plan. The general unsecured obligations of the Company covered by the Registration Statement and described above are referred to herein as the "Obligations." The Executive Deferred Compensation Plan and the Executive Stock Deferral Plan are referred to herein each individually as a "Plan" and together as the "Plans." We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that:

    1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;

    2. The Obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the applicable Plan, will be legally issued and the binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity; and

    3. Each Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. Assuming such qualification, the Plan is exempt from the participation and vesting, funding, reporting and most fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended.

    This opinion is not rendered with respect to any laws other than the laws of the state of Oregon and the federal laws of the United States of America.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      STOEL RIVES LLP